Exhibit 99.1

SINTX Reports Record Third Quarter 2026 Revenue Growth and Advances Medical Device Commercialization

Third quarter revenue increases more than tenfold year over year, while operating losses decrease 51% as Company advances commercialization of its proprietary silicon nitride technologies

SALT LAKE CITY, Utah – November 5, 2026 – SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”), a global leader in advanced silicon nitride biomaterials and ceramics for medical and industrial applications, today announced its financial results and business highlights for the third quarter ended September 30, 2026.

Third Quarter Financial Results

●	For the three months ended September 30, 2026, total revenue increased to approximately $2.2 million, compared with $208,000 during the prior-year period
●	Gross profit increased to approximately $1.4 million, compared with $93,000 in the prior-year quarter, with gross margin increasing to approximately 62% from 45% reflecting improved pricing, higher manufacturing volumes, and increased production efficiencies
●	Total operating expenses decreased 13% to $3.0 million, compared with $3.4 million in the third quarter of 2025
●	Net loss decreased 55% to approximately $1.6 million, compared with $3.5 million during the prior-year quarter
●	Operating loss decreased 51% to $1.6 million, compared with $3.4 million in the third quarter of 2025
●	For the nine months ended September 30, 2026, total revenue increased 315% to approximately $3.0 million
●	SINTX ended the third quarter with approximately $2.0 million in cash and cash equivalents and subsequently received approximately $2.0 million in gross proceeds from the exercise of Class B warrants. The Company continues to pursue revenue growth, operating efficiencies, and additional financing alternatives to support operations and commercialization activities.

“Our third-quarter results represent a meaningful milestone in the commercial transformation of SINTX Technologies,” said Eric Olson, Chief Executive Officer of SINTX.

“The substantial increase in quarterly revenue, combined with significant improvements in gross profit and operating performance, demonstrates the potential of our advanced manufacturing platform as we convert investments over the past several years into revenue-building commercial opportunities. Our industrial business is providing an important commercial foundation as we pursue what we believe are even greater long-term opportunities in healthcare.

“With the initial commercial sales of our SiNAPTIC® Foot & Ankle Osteotomy Wedge System underway, we have established a foundation for expanding our presence in the orthopedic implant market. We also continue to evaluate opportunities to leverage our proprietary silicon nitride technology in spinal applications, next-generation orthopedic implants, advanced composites, and antipathogenic medical technologies such as wound care and wound dressing applications.

“We believe our performance this quarter demonstrates measurable progress toward building a commercially focused advanced materials company. With improving operating performance, expanding commercial activities, and continued investment in our proprietary technologies, we believe SINTX is well positioned to pursue additional growth opportunities in 2027,” concluded Mr. Olson.

Third Quarter and Subsequent 2026 Highlights

●	Completed the limited-use release of the FDA-cleared SiNAPTIC Foot & Ankle Osteotomy Wedge System, initiated in the first quarter of 2026
●	Sponsored silicon nitride masterclass with leading orthopedics experts in implant retrieval, biomaterials and clinical practice, to help educate surgeons, develop sales channels and build a disciplined commercial foundation
●	Regained compliance with Nasdaq’s minimum stockholders’ equity requirement of $2.5 million
●	Received aggregate gross proceeds of approximately $2.0 million from the exercise of 941,423 Class B warrants at $2.14 per share following the Company’s post-quarter-end call, which was triggered by achieving the third-quarter revenue milestone of $2 million.
●	Initiated large-animal in vivo studies evaluating silicon nitride-treated medical textiles, including sutures and wound dressings, to assess their potential antimicrobial, anti-adhesion, and wound-healing properties. The studies are expected to be completed in the first quarter of 2027 and are intended to support further preclinical development of potential wound care applications.

The Company will host a conference call and webcast today at 4:30 p.m. ET to review the Company’s third quarter 2026 performance. Management participants will include Eric Olson, Chief Executive Officer and Chairman of the Board, and Kevin Trask, Chief Financial Officer.

Interested parties may access the conference call and webcast as follows:

Webcast: The live webcast will be available on the Events & Presentations page of the Company’s investor relations website at investors.sintx.com and may also be accessed directly here.

Telephone: Analysts and other participants who wish to join by telephone should register in advance using the Conference Call Registration link. Upon registration, participants will receive the dial-in information and a unique PIN.

A replay of the webcast will be available following the call on the Events & Presentations page of the Company’s investor relations website.

About SINTX Technologies, Inc.

Headquartered in Salt Lake City, Utah, SINTX Technologies, Inc. (NASDAQ: SINT) is an advanced biomaterials company that develops, manufactures, and commercializes patented and proprietary silicon nitride ceramic biomaterials, composites, devices, and related ceramics technologies for medical and other specialized industrial applications. SINTX has 20 years of experience innovating silicon nitride technologies and operates under a quality management system certified to ISO 13485:2016 and AS9100D, with a product portfolio that includes insulators for Tier 1 aerospace suppliers, the FDA-cleared SiNAPTIC® Foot & Ankle Osteotomy Wedge System for reconstructive surgery, OEM manufacturing of FDA-cleared spinal implants, and its SiNERGY™ technology platform being developed for biocomposite and 3D printing applications.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Forward-looking statements include statements regarding continued commercialization and market adoption of its SiNAPTIC® Foot & Ankle Osteotomy Wedge System; opportunities to leverage its proprietary silicon nitride technology in spinal applications, next-generation orthopedic implants, advanced composites, and antipathogenic medical technologies such as wound care and wound dressing applications; the anticipated completion, results, and potential applications of ongoing preclinical animal studies evaluating silicon nitride-treated medical textiles for wound care; and advancing specialized medical technologies utilizing its proprietary silicon nitride platform. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. These statements are subject to inherent risks, uncertainties and changes in circumstances that could cause actual results to differ materially from those contemplated or implied by such statements. These risks and uncertainties include the timing and volume of customer orders and product shipments; customer concentration and the potential loss or reduction of business from significant customers; the Company’s ability to maintain or improve manufacturing efficiencies, pricing, and gross margins; uncertainties regarding the timing, completion, and results of preclinical studies; the Company’s ability to secure and execute licensing partnerships; to obtain applicable regulatory clearances or approvals; to protect and enforce its intellectual property; to manufacture products at commercial scale; to obtain sufficient funding; to achieve market acceptance; and to continue as a going concern. Additional risks and uncertainties are described in the Company’s filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by applicable law, and readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release.

Company Contact:

Andrew Benson

SINTX Technologies, Inc.

801.839.3500

IR@sintx.com

SINTX Technologies, Inc.

Condensed Consolidated Balance Sheets – Unaudited

(in thousands, except share and per-share amounts)

	September 30, 2026	December 31, 2025

Assets
Current assets:
Cash and cash equivalents	$2,005	$4,140
Accounts and other receivables, net of allowance for credit losses of $2.0 and $2.4 respectively	131	178
Prepaid expenses and other current assets	829	507
Inventories	2,555	825
Total current assets	5,520	5,650

Inventories	-	219
Property and equipment, net	518	476
Intangible assets, net	116	142
Goodwill	302	302
Operating lease right of use asset	2,213	2,458
Other long-term assets	234	259
Total assets	$8,903	$9,506

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$961	$382
Accrued liabilities	1,190	422
Debt	55	7
Derivative liabilities	345	827
Current portion of operating lease liability	440	398
Other current liabilities	13	1,697
Total current liabilities	3,004	3,733

Operating lease liability, net of current portion	2,509	2,844
Total liabilities	5,513	6,577

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock Series B, C, D, $0.01 par value, 130,000,000 total shares authorized inclusive of all series of preferred; 249 total preferred shares issued and outstanding as of September 30, 2026 and December 31, 2025.	-	-

Common stock, $0.01 par value, 250,000,000 shares authorized; 6,937,357 and 4,021,293 shares issued and 6,886,933 and 3,970,869 outstanding as of September 30, 2026 and December 31, 2025, respectively.	69	40
Treasury Stock, 50,424 shares as of September 30, 2026 and December 31, 2025.	(133)	(133)
Additional paid-in capital	302,678	295,124
Accumulated deficit	(299,224)	(292,102)
Total stockholders’ equity	3,390	2,929
Total liabilities and stockholders’ equity	$8,903	$9,506

SINTX Technologies, Inc.

Condensed Consolidated Statements of Operations – Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Product revenue	$2,090	$150	$2,837	$541
Grant and contract revenue	100	58	185	187
Total revenue	2,190	208	3,022	728
Costs of revenue	828	115	1,238	455
Gross profit	1,362	93	1,784	273
Operating expenses:
Research and development	548	1,264	1,485	3,618
General and administrative	2,251	2,102	7,104	4,836
Sales and marketing	140	59	812	100
Grant and contract expenses	58	23	113	122
Total operating expenses	2,997	3,448	9,514	8,676
Loss from operations	(1,635)	(3,355)	(7,730)	(8,403)
Other income (expenses):
Interest expense	(2)	(13)	(16)	(40)
Interest income	11	43	45	130
Gain on disposal of equipment	-	-	-	327
Change in fair value of derivative liabilities	-	(214)	482	(166)
Other income, net	31	-	97	3
Total other income (expense), net	40	(184)	608	254
Net loss before income taxes	(1,595)	(3,539)	(7,122)	(8,149)
Provision for income taxes	-	-	-	-
Net loss	$(1,595)	$(3,539)	$(7,122)	$(8,149)
Deemed dividend – warrant modification	-	-	(926)	-
Deemed dividend – warrant inducement	-	(6,719)	-	(6,719)
Net loss attributable to common stockholders	$(1,595)	$(10,258)	$(8,048)	$(14,868)

Net loss per share – basic and diluted
Basic – net loss	$(0.24)	$(1.19)	$(1.37)	$(3.38)
Basic – attributable to common stockholders	$(0.24)	$(3.46)	$(1.55)	$(6.17)

Diluted – net loss	$(0.24)	$(1.19)	$(1.37)	$(3.38)
Diluted – attributable to common stockholders	$(0.24)	$(3.46)	$(1.55)	$(6.17)

Weighted average common shares outstanding:
Basic	6,665,926	2,963,539	5,186,059	2,411,004
Diluted	6,665,926	2,963,539	5,186,570	2,411,179